Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of June 21, 2022 (the “Effective Date”), is made by and between Aziyo Biologics, Inc. (the “Company”) and C. Randal Mills (the “Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to employ the Executive as its Interim President and Chief Executive Officer, with the prospect of Executive assuming the President and Chief Executive Officer (“CEO”) roles on a non-interim basis if requested to do so by the Board; and

WHEREAS, the Executive desires to provide services to the Company on the terms herein provided;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Employment Period. The Executive and Company agree to an interim period beginning on the Effective Date and ending on the date that is ninety (90) days following the Effective Date (“Interim Period”), during which the Executive will have the title Interim President and CEO. During the Interim Period, Executive, along with the Company’s Board of Directors (“Board”) as represented by the Board Chair, will evaluate the strategic and leadership needs of the Company prior to selecting a non-interim President and CEO. Executive shall be compensated and shall receive benefits in accordance with this Agreement during the Interim Period. Notwithstanding anything to the contrary in this Section 1, if at any time prior to the expiration of the Interim Period, both the Executive and the Board agree that the Executive is suitable to assume the role of president and CEO on a non-interim basis, then the Parties will confirm that fact in writing, and the Interim Period will end effective on the date of such writing and the remaining terms of this Agreement will take effect immediately. If at the end of the Interim Period, either the Company or the Executive or both Parties find that the Executive, for any reason, should not assume the role of non-interim President and CEO, this Agreement will terminate on the last day of the Interim Period without the Company having any severance obligations to the Executive. Subject to the Interim Period as described immediately above and the provisions for earlier termination provided for in Sections 3 and 4, the Executive’s employment will commence on the Effective Date and will continue until it is terminated by either Party in accordance with this Agreement (“Employment Period”).

2.             Terms of Employment.

(a)            Position and Duties.

(i)            Role and Responsibilities. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, shall continue to serve as a member of the Board of Directors of the Company, and shall perform such employment duties as are usual and customary for such positions. The Executive shall report directly to the Board of Directors of the Company (the “Board”). At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as President and Chief Executive Officer of the Company. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)            Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, and the board of one non-competitive for-profit corporation or organization, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his or her personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board, which shall not be unreasonably withheld. Exhibit A of this Agreement sets forth the board of directors or advisory boards on which the Executive currently serves, which are approved by the Board.

(iii)            Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s San Diego office(the “Principal Location”) and may from time to time travel to other locations as necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)            Compensation, Benefits, Etc.

(i)            Base Salary. During the Employment Period, the Executive shall initially receive a base salary (the “Base Salary”) of $600,000 per annum. The Company acknowledges that the Base Salary is below market for an individual of Executive’s experience and skills in a President/CEO position and agrees to adjust Executive’s compensation, in accordance with recommendations of its compensation consultant, to reflect market-level compensation as soon as reasonably practicable, without regard to whether the timing of such an adjustment coincides with an annual performance/compensation review. The Base Salary shall be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the Compensation Committee’s discretion, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)            Annual Cash Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives. The Executive’s target Annual Bonus shall be set at 60% of the Base Salary actually paid for such year (the “Target Bonus”). The actual amount of any Annual Bonus for a fiscal year shall be determined by reference to the attainment of Company performance metrics and/or individual performance objectives, in each case, as established by the Compensation Committee for such fiscal year and communicated to the Executive no later than the end of the first month of such fiscal year, and may be greater or less than the Target Bonus (or zero), provided that, notwithstanding the foregoing, the Executive shall be entitled to receive a guaranteed Target Bonus for the first 12 months of the Employment Period, provided that for fiscal year 2022, the Annual Bonus will be pro-rated based upon the portion of the fiscal year beginning on the Effective Date and ending on the last day of the fiscal year. Subject to Section 4(a)(i) hereof, payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the last day of the applicable fiscal year. The Company will pay any such bonus that has been duly earned and awarded by the Board as soon as administratively possible following its approval by the Board and, in any event, no later than the later of (i) the fifteenth day of the third month after the end of the Company’s fiscal year in which such bonus is earned or (ii) March 15 immediately following the calendar year in which such bonus is earned. The Target Bonus may be increased in the Compensation Committee’s discretion based on the success of the Company’s business.

(iii)            Equity Awards. Subject to approval by the Board, the Company shall grant equity awards to the Executive under the Company’s 2020 Incentive Award Plan (as amended from time to time, the “Equity Plan”) and pursuant to the terms and conditions of one or more award agreements thereunder, as follows:

(A)            On the Effective Date, the Executive shall be granted Options (as defined in the Equity Plan) to purchase 273,767 shares of Common Stock (as defined in the Equity Plan) at a price per share equal to the Fair Market Value (as defined in the Equity Plan) of a share of Common Stock on the date of grant (the “Time Vesting Options”) and Options to purchase 182,511 shares of Common Stock at a price per share equal to the Fair Market Value of a share of Common Stock on the date of grant (the “Performance Vesting Options”).

(B)            As soon as reasonably practicable following the Effective Date, and in any event no later than March 15, 2023, the Executive shall be granted Restricted Stock Units (as defined in the Equity Plan) covering 134,840 shares of Common Stock (the “Time Vesting RSUs”) and Restricted Stock Units covering 89,894 shares of Common Stock (the “Performance Vesting RSUs”).

(C)            Subject to the Executive’s continued employment through each vesting date, (x) the Time Vesting Options and Time Vesting RSUs shall vest with respect to one-third of the shares covered thereby upon the day following the expiration of the Interim Period (provided that, if the Executive is willing to assume the role of non-interim President and CEO but the Company determines that he should not assume that role, such one-third Time Vesting Options and Time Vesting RSUs shall become vested notwithstanding the Executive’s termination of employment on or prior to the vesting date); (y) the remaining two-thirds of the shares covered by the Time Vesting Options shall vest (1) with respect to 25% of the shares covered thereby on the first anniversary of the Effective Date, and (2) with respect to 75% of the shares covered thereby in twelve equal quarterly installments, beginning on the first quarterly anniversary following the first anniversary of the Effective Date; and (z) the remaining two-thirds of the shares covered by the Time Vesting RSUs shall vest in four equal annual installments on each of the first four anniversaries of the Effective Date, such that 100% of the Time Vesting Options and Time Vesting RSUs shall be vested as of the fourth anniversary of the Effective Date.    Subject to the Executive’s continued employment through each vesting date, the Performance Vesting Options and the Performance Vesting RSUs shall each vest in four equal installments upon the Company’s achievement of, respectively, a share price of $12.50, $17.00, $25.00 and $37.00, in each case, determined based on twenty consecutive days trading at or above the applicable threshold.  In the event that the Company does not have adequate outstanding shares reserved under the Equity Plan to grant the Time Vesting RSUs and Performance Vesting RSUs prior to any applicable vesting date, any Restricted Stock Units that would have otherwise vested on such vesting date shall be vested on the grant date (which grant date, for the avoidance of doubt, shall be no later than March 15, 2023).

(iv)            Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs, including any medical and dental insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(v)            Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to employees of the Company.

(vi)            Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(vii)            Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives in effect from time to time, but in no event shall the Executive be entitled to less than four (4) weeks of vacation per calendar year (pro-rated for any partial year of service).

3.            Termination of Employment. The provisions of this Section shall apply only after the conclusion of the Interim Period.

(a)            Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean any disability or incapacity that (i) renders Executive unable to substantially perform his duties hereunder for ninety (90) days during any 12-month period or (ii) would reasonably be expected to render Executive unable to substantially perform his duties for ninety (90) days during any 12-month period, in each case as determined by the Board in its good faith judgment; provided that the Company shall comply with any applicable accommodation requirements of the Americans with Disabilities Act prior to any such termination for Disability.

(b)            Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the Notice of Termination (as defined below):

(i)            the Executive performing his duties in a grossly negligent or reckless manner or with willful malfeasance;

(ii)            the Executive exhibiting habitual drunkenness or engaging in substance abuse;

(iii)            the Executive committing any material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination); or any material violation of any material Company policy;

(iv)            the Executive willfully failing or refusing to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the Board;

(v)            the Executive performing any material action when specifically and reasonably instructed not to do so by the Chairman or the Board;

(vi)            the Executive breaching Sections 7, 8 and 9 hereof;

(vii)            the Executive committing any fraud or using or appropriating for his or her personal use or benefit any funds, properties or opportunities of the Company not authorized by the Board to be so used or appropriated; or

(viii)            the Executive being convicted of any felony or any other crime related to his employment. or involving moral turpitude.

The Company shall not be entitled to terminate Executive for Cause pursuant to clause (iii), (iv), (v) or (vi) unless the Company provides written notice stating in reasonable detail the basis for termination and a thirty (30) day opportunity to cure to Executive (unless (1) the Company reasonably determines that providing such opportunity to cure to Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (2) the facts and circumstances underlying such termination are not able to be cured or (3) the Company has previously provided Executive a thirty (30) day opportunity to cure the applicable issue; in the case of (1), (2) or (3), the Company may terminate Executive without providing an opportunity to cure).

(c)            Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)            A material reduction in the Executive’s job responsibilities and duties for the Company;

(ii)            A material reduction in the Executive’s Base Salary; or

(iii)            a requirement imposed by the Company on the Executive that Executive’s principal place of employment be anywhere other than within a 50 mile radius of the Executive’s Principal Location, except for required travel on Company business to an extent substantially consistent with Executive's business travel obligations, that, in any such case, is not cured by the Company within fifteen (15) days after the Company’s receipt of written notice from the Executive of such event.

(iv)  Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the initial occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(d)            Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(d) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)            Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company and shall take all actions reasonably requested by the Company to effectuate the foregoing, provided that Executive shall not resign his position as a Board member in the event of his termination of employment upon the expiration of the Interim Period and, subject to mutual agreement between the Parties, may otherwise retain his position as a Board member following a termination under this Section other than for Cause. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his or her possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.            Obligations of the Company upon Termination. Upon a termination of the Executive’s employment for any reason, the Executive shall be paid, in a single lump-sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the “Accrued Obligations”).

(a)            Without Cause or For Good Reason. If the Executive’s employment with the Company as the non-interim President and CEO is terminated during the Employment Period (x) by the Company without Cause (other than by reason of the Executive’s death or Disability or due to the expiration of the Employment Period) or (y) by the Executive for Good Reason (in either case, a “Qualifying Termination”), then following the Executive’s Separation from Service (as defined below) (such date, the “Date of Termination”), in each case, subject to and conditioned upon compliance with Section 4(d) hereof, in addition to the Accrued Obligations:

(i)            Cash Severance. The Company shall continue to pay to the Executive the sum of (A) the Executive’s Base Salary in effect on the Date of Termination and (B) the Target Bonus for the year in which the Date of Termination occurs during the period beginning on the Date of Termination and ending on the 12-month anniversary of the Date of Termination (the “Severance Period”) in installments in accordance with the Company’s normal payroll practices for executive salaries generally as of the Date of Termination, but no less often than monthly;

(ii)  COBRA. The Company will pay the Executive a lump sum in cash, within 60 days following the Date of Termination, an amount equal to twelve (12) times the Company’s monthly charge in effect on the Date of Termination for continuation of coverage under the Company’s group health plan for the type of coverage in effect for the Executive (e.g., family coverage) on the Date of Termination.

(iii) Change in Control. Notwithstanding the foregoing, if the Qualifying Termination occurs within the 12-month period following a Change in Control or within the 3-month period prior to a Change in Control, as defined in the Equity Plan (and such Change in Control constitutes a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5)), then in lieu of the foregoing payments set forth in Section 4(a)(i), the Company shall pay to the Executive in a lump sum in cash, on the first payroll date following the date the Release (as defined below) becomes irrevocable in accordance with its terms following the Date of Termination or, if later, the effective date of the Change in Control, an amount equal to the sum of (x) 18-months of Executive’s Base Salary in effect on the Date of Termination, (y) 1.5 times the Executive’s Target Bonus for the year in which the Date of Termination occurs, and (z) eighteen (18) times the Company’s monthly charge in effect on the Date of Termination for continuation of coverage under the Company’s group health plan for the type of coverage in effect for the Executive (e.g., family coverage) on the Date of Termination. In addition, unless otherwise explicitly set forth in any award agreement, any unvested equity awards outstanding immediately prior to the Date of Termination shall automatically become fully vested and exercisable (as applicable).

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit B (the “Release”), which the Company shall provide to the Executive within seven (7) days following the Date of Termination, within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period.

(b)            For Cause or Without Good Reason Termination. If the Company terminates the Executive’s employment for Cause or the Executive terminates the Executive’s employment without Good Reason, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder.

(c)            Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(d)            Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5.            Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.            Excess Parachute Payments, Limitation on Payments.

(a)            Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)            Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting or consulting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.            Nondisclosure and Nonuse of Confidential Information.

(a)            The Executive’s employment creates a relationship of confidence and trust between the Company and the Executive with respect to any information that is applicable to the business of the Company or the affiliates, any information that is otherwise used, developed or obtained by the Company or any affiliate in connection with its business and any information that is applicable to the business of any client, customer or other commercial partner of the Company or the affiliates, which may be made known to the Executive or learned by the Executive in such context during the period of his employment with the Company. All such information, whether oral or written, has commercial value in the business in which the Company is engaged and is referred to herein as “Confidential Information”.

(b)            The Company owns all right, title and interest in and to all Confidential Information. The Executive hereby assigns to the Company all right, title and interest that he may have acquired or hereafter may acquire in all Confidential Information. The Executive shall, at all times, both during the Employment Period and after the termination of the Employment Period, keep in confidence and trust all Confidential Information and the Executive shall not use or disclose any Confidential Information except as may be necessary in the ordinary course of performing his duties as an employee of the Company. Upon termination of the Employment Period, or at any time upon the request of the Company before such termination, the Executive shall promptly (but no later than five (5) days after the earlier of such termination or such request) destroy or deliver to the Company, at the Company’s option, all Confidential Information in the Executive’s control or possession and a written certification of the Executive’s compliance with such obligations.

(c)            the Executive hereby represents and warrants to the Company that neither his performance of the terms of this Agreement nor his employment with the Company will breach or conflict with any agreement, understanding, policy or other arrangement that he is a party to or otherwise subject to or bound by (including, without limitation, any such agreement, understanding, policy or arrangement (i) relating to nondisclosure or nonuse of proprietary information, knowledge or data or (ii) that otherwise assigns, licenses or otherwise transfers any interest in or to any Company Innovation (as defined below) to person or entity other than the Company). The Executive shall not disclose to the Company or otherwise use any confidential or proprietary information or material belonging to any other person or entity.

(d)            Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(e)            the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(f)            If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(g)            the Executive shall (i) comply with all Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, e-mail systems, document storage systems, software licenses, data security, encryption, firewalls and passwords (the “Facilities and Information Technology Resources”); (ii) not access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary.

8.            Inventions and Proprietary Rights.

(a)            the Executive represents and warrants to the Company that he does not have any right, title or interest in or to any Innovation (as defined below) applicable to the business of the Company or relating in any way to the Company’s business or demonstrably anticipated research and development or business that were conceived, reduced to practice, created, derived, developed or made by the Executive prior to the date hereof.

(b)            the Executive hereby agrees promptly to disclose and describe to the Company, and the Executive hereby assigns to the Company all right, title and interest in and to, each of the Innovations and all associated intellectual property rights that the Executive may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of his employment with the Company that (i) relate to the Company’s or any affiliate’s business or actual or demonstrably anticipated research or development, (ii) were developed on any amount of the Company’s or any affiliate’s time or with the use of any of the Company’s or any affiliate’s materials, equipment, supplies, facilities or information or (iii) resulted from any work that the Executive performed for the Company or any affiliate (collectively, the “Company Innovations”). the Executive further acknowledges and agrees that all Company Innovations, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws and the Executive hereby assigns to the Company any and all right, title and interest that the Executive may have acquired or may hereafter acquire in such Company Innovations. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company and the affiliates that would violate such Moral Rights in the absence of such consent. The Executive shall confirm any such waivers and consents from time to time as requested by the Company. To the extent that any right, title or interest in or to any Company Innovation cannot be assigned by the Executive to the Company, the Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable right, title or interest. To the extent that any right, title or interest in or to any Company Innovation can be neither assigned nor licensed by the Executive to the Company, the Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable right, title or interest against the Company, any affiliate or any of their successors in interest to such non-assignable and non-licensable rights.

(c)            the Executive recognizes that Innovations and Confidential Information relating to his activities while working for the Company and conceived, reduced to practice, created, derived, developed or made by the Executive, alone or with others, within six (6) months after termination of his employment with the Company may have been conceived, reduced to practice, created, derived, developed or made, as applicable, in significant part while employed by the Company. Accordingly, the Executive agrees that such Innovations and Confidential Information shall be presumed to have been conceived, reduced to practice, created, derived, developed or made, as applicable, during his employment with the Company and shall be assigned to the Company unless and until the Executive has established the contrary by written evidence satisfying the clear and convincing standard of proof.

(d)            the Executive shall perform, during and after his employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Confidential Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company and the affiliates under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask works or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask works, Moral Rights, trade secrets or other rights, and (iii) in other legal proceedings related to the Confidential Information or Innovations.

(e)            In the event that the Company is unable for any reason to secure the Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, Moral Right, trade secret or other right under any Confidential Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), the Executive hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of the Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, Moral Rights, trade secrets or other rights under the Confidential Information or Innovations, all with the same legal force and effect as if executed by the Executive.

(f)            The term “Innovations” means all processes, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws) and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws and includes, without limitation, all new or useful art, combinations, designs, developments, modifications, derivative works, discoveries, formulae, techniques and all goodwill associated with any of the foregoing.

(g)            The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its affiliates, agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during but not after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. the Executive hereby forever waives and releases the Company and its directors, managing members, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its affiliates’, agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

9.              Non-Compete; Non-Solicitation.

(a)            The Executive acknowledges that, in the course of his employment with the Company and/or the Restricted Affiliates (as defined below), he has become familiar, or will become familiar, with trade secrets and with other confidential information concerning the Company and the Restricted Affiliates and that his services have been and will be of special, unique and extraordinary value to the Company and the Restricted Affiliates. the Executive understands that the following restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or any of the Restricted Affiliates, but he nevertheless believes that he will receive sufficient consideration and other benefits as an equity holder and an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive further understands that the provisions of Sections 7 through 9, inclusive, are reasonable and necessary to preserve the business of the Company and the Restricted Affiliates. “Restricted Affiliate” means any affiliate for which, during the twenty-four (24) month period preceding the Termination Date, the Executive served as an officer or director or the Executive provided any material services.

(b)            In light of Section 9(a), the Executive agrees that while the Executive is employed by the Company, he shall not directly or indirectly own, manage, operate, control, finance or invest in, participate in, consult with, render services for, act as an officer, director, manager, partner, principal, agent, representative, contractor or advisor of or to, or in any manner engage in or be associated with, hold any interest in, be employed by or represent any other business competing with the businesses or the services or products of the Company or the Restricted Affiliates as such businesses and/or services or products exist or are in the process of being formed, developed or acquired as of the Termination Date. Nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(c)            Furthermore, in light of Section 9(a), the Executive agrees that:

(i)            while the Executive is employed by the Company and for twelve (12) months thereafter, the Executive shall not directly or indirectly through another person or entity: (x) induce or attempt to induce any employee or independent contractor of the Company or any Restricted Affiliate to leave the employ of or engagement with the Company or such Restricted Affiliate, or in any way interfere with the relationship between the Company or any such Restricted Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand; or (y) hire or engage any person who was an employee or independent contractor of the Company until twelve months after such individual’s relationship with the Company or any Restricted Affiliate has been terminated; provided, that hiring or engaging an employee or independent contractor who responded to an advertisement of job openings by use of newspapers, magazines, or other media not directed at individual prospective employees or independent contractors covered by this Section 9(c) shall not violate this Section 9(c)(i); provided, further, that, notwithstanding the foregoing, this Section 9(c)(i) shall not apply with respect to those employees or independent contractors who joined the Company or any Restricted Affiliate as a result of a pre-existing professional relationship with the Executive that was foundational to their current role with the Company or Restricted Affiliate and who are set forth on Exhibit C of this Agreement (which Exhibit C may be updated from time to time with the consent of the Company (such consent not to be unreasonably withheld)); and

(ii)            while the Executive is employed by the Company, the Executive shall not directly or indirectly through another person or entity: (x) induce or attempt to induce any customer (it being understood that the term “customer” as used throughout this Agreement includes any person or entity that is receiving services from the Company or any Restricted Affiliate or that is directly or indirectly providing or referring business for the Company or any Restricted Affiliate), supplier, independent contractor, licensee or other business relation of the Company or any Restricted Affiliate to cease doing business with the Company or any Restricted Affiliate, or in any way interfere with the relationship between any such customer, supplier, independent contractor, licensee or business relation, on the one hand, and the Company or any Restricted Affiliate, on the other hand; or (y) solicit any customer of the Company or any Restricted Affiliate in order to offer products or services similar to those offered by the Company or any Restricted Affiliate.

(d)            The Executive shall inform any prospective or future employer of any and all restrictions contained in Section 9 of this Agreement that have the potential to impact Executive’s ability to perform the duties of the position for which he is being considered or hired and may provide such employer with a copy of such restrictions (but no other terms of this Agreement) prior to the commencement of that employment.

(e)            If, at the time of enforcement of Section 9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law from improper competition.

(f)            In the event of any breach or violation by the Executive of any of the restrictions contained in Section 9, any time period specified herein shall abate during the time of any such breach or violation thereof and that portion remaining at the time of commencement of any such breach or violation shall not begin to run until such breach or violation has been cured in all respects.

10.            Enforcement. Because the Executive’s services are unique and because the Executive has access to Confidential Information and Company Innovations, the parties hereto agree that monetary damages alone would be an inadequate remedy for any breach of the provisions of Section 9 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 9 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement, if and when final judgment of a count of competent jurisdiction is so entered against the Executive. The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of the Executive under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, laws relating to misappropriation of trade secrets and all other laws, rules and regulations. No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.            Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

12.            Successors.

(a)            This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.            Miscellaneous.

(a)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)            Compensation Recovery Policy. Executive acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

(c)         Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(d)            Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight delivery by FedEx or UPS, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company

With a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, GA 30309

Attention Mick Cochran and Diane Prucino

If to the Company:

Aziyo Biologics, Inc.
12510 Prosperity Drive

Suite 1-370

Silver Spring, MD 20904

Attention: Board of Directors

with a copy to:

Latham & Watkins LLP
885 Third Avenue

New York, NY 10022-4802
Attn: Wesley Holmes and Rifka Singer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)            Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(f)            Section 409A of the Code.

(i)            To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon the Executive under Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)            Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. In particular, any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Employee’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”).

(iii)            To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, subject to any shorter period of time provided in any Company expense reimbursement policy or in this Agreement, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. Any such amount eligible for payment or reimbursement in one year shall not affect the amount eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(g)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h)            Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)            No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j)            Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof, including without limitation Prior Agreement.

(k)            Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(l)            Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

AZIYO BIOLOGICS, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ C. Randal Mills
C. Randal Mills

S-1

EXHIBIT A

eXpanded eXistence, LLC

EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Aziyo Biologics, Inc., and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and [__].1 Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a) of that certain Employment Agreement, effective as of June 21, 2022, between Aziyo Biologics, Inc. and the undersigned (the “Employment Agreement”), (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) with respect to Section 2(b)(iv) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

[IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)            THE EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)            THE EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)            THE EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

1 Applicable state law references to be included.

Notwithstanding anything herein, the undersigned acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The undersigned agrees that if the Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

A-2

EXHIBIT C

A-3